   As filed with the Securities and Exchange Commission on September 8, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             METRIS COMPANIES INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    6141                    41-1849591
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or               Code)
      organization)

                             600 South Highway 169
                                   Suite 1800
                        St. Louis Park, Minnesota 55426
                                 (612) 525-5020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Z. Jill Barclift, Esq.
            Executive Vice President, Secretary and General Counsel
                             Metris Companies Inc.
                             600 South Highway 169
                                   Suite 1800
                        St. Louis Park, Minnesota 55426
                                 (612) 525-5020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                          Kathleen L. Prudhomme, Esq.
                              Dorsey & Whitney LLP
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 343-7973
                           Facsimile: (612) 340-8738

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of  Amount to be Proposed Maximum      Proposed Maximum          Amount of
    Securities to be      Registered   Offering Price  Aggregate Offering Price(1) Registration Fee
       Registered        ------------ ---------------- --------------------------  ----------------
---------------------------------------------------------------------------------------------------
10 1/8 % Senior Notes
 due 2006............... $150,000,000       100%              $150,000,000              $41,700
Guarantee of Senior
 Notes..................      --             --                    --                  None (2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
(2) No filing fee is required based on Rule 457(h).

                                ---------------
                   See Table of Additional Registrants Below
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ADDITIONAL REGISTRANTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         Address, Including Zip
                                                                           Code and Telephone
    Exact Name of       State or Other  Primary Standard                 Number, Including Area
    Registrant as      Jurisdiction of     Industrial    I.R.S. Employer Code, of Registrant's
   Specified in its    Incorporation or  Classification  Identification   Principal Executive   Registration
       Charter           Organization     Code Number        Number              Office             No.
------------------------------------------------------------------------------------------------------------
 Metris Direct, Inc.      Minnesota           6159         41-1111974    600 South Highway 169,
                                                                         Suite 1800,
                                                                         St. Louis Park, MN
                                                                         55426
                                                                         (612) 555-5020

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1999

PROSPECTUS


                               Exchange Offer For

                                  $150,000,000

                         10 1/8% Senior Notes due 2006

  . We are offering to exchange all of our outstanding unregistered 10 1/8% Senior Notes due 2006 for new registered 10 1/8% Senior Notes due 2006.

  . The exchange offer expires at 5:00 p.m., New York City time, on , 1999, unless we extend it.

  . The exchange will not be a taxable event for U.S. federal income tax purposes.

  . The terms of the new notes are substantially identical to those of the old notes, except for the transfer restrictions and registration rights relating to the old notes.

  . The old notes are, and the new notes will be, unconditionally guaranteed on a senior unsecured basis by our subsidiary, Metris Direct, Inc.

  . The new notes will not trade on any national securities exchange and, therefore, we do not anticipate that an active public market in the new notes will develop.

See "Risk Factors" beginning on page 7 for a discussion of risk factors that you should consider before deciding to tender your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September  , 1999.

                               TABLE OF CONTENTS

                                Page
                                ----
Prospectus Summary............    3
Risk Factors..................    7
Forward-Looking Statements....   14
Use of Proceeds...............   15
Capitalization................   16
The Exchange Offer............   17
Description of the New Notes..   24

                                     Page
                                     ----
Additional Provisions Applicable to
 the New Notes......................  50
United States Federal Income Tax
 Considerations.....................  52
Plan of Distribution................  56
Legal Matters.......................  56
Experts.............................  56
Where you Can Find More
 Information........................  57


                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary highlights selected information and may not contain all the information that is important to you. We encourage you to read the entire prospectus, the documents incorporated by reference in this prospectus and the other documents to which this prospectus refers.

                               THE EXCHANGE OFFER

Exchange offer......................  We are offering to exchange up to $150 million in aggregate principal amount of our 10 1/8% Senior Notes due 2006 which have been registered under the Securities Act of 1933 for a like principal amount of our outstanding 10 1/8% Senior Notes due 2006 which were issued in a private offering. The new notes may be exchanged only in multiples of $1,000 principal amount. We will issue the new notes as soon as possible after the expiration of the exchange offer. For procedures for tendering, see "The Exchange Offer-- Procedures for Tendering Old Notes."

Expiration date.....................  The exchange offer will expire at 5:00
                                      p.m., New York City time, on      , 1999,
                                      unless we extend it.

Withdrawal rights...................  You may withdraw your tender of old notes at any time before the exchange offer
                                      expires.

Federal income tax consequences.....  Your exchange of old notes for new notes should not result in any income, gain or loss to you for U.S. federal income tax purposes.

Exchange agent......................  The Bank of New York is serving as the exchange agent in connection with the
                                      exchange offer.

Resale without further                We believe that you may resell or
registration........................  otherwise transfer the new notes without complying with the registration and
                                      prospectus delivery provisions of the
                                      Securities Act so long as you meet the
                                      following conditions:

                                      .  you are not our "affiliate" within the
                                         meaning of Rule 405 under the
                                         Securities Act;

                                      .  you acquire the new notes issued in
                                         the exchange offer in the ordinary
                                         course of business; and

                                      .  you are not participating, do not
                                         intend to participate, and have no
                                         arrangement or understanding with any
                                         person to participate, in the
                                         distribution of the new notes.

                                      By signing the letter of transmittal and tendering your old notes, you will be making representations to this effect. You may incur liability under the Securities Act if:

                                      .  any of the representations listed
                                         above are not true; and

                                      .  you transfer any new note issued to
                                         you in the exchange offer without
                                         delivering a prospectus meeting the
                                         requirements of the Securities Act or
                                         an exemption from the registration
                                         requirements under the Securities Act.

                                      We do not assume or indemnify you against liability under these circumstances, which means that we will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on resale by broker-     Each broker-dealer that has received new
dealers.............................  notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus in connection with any resale for a period of 90 days after the end of the exchange offer.

Consequence of failure to             If you are eligible to participate in the
exchange............................  exchange offer and you do not tender your old notes, you will not have further
                                      registration rights and you will continue to hold notes subject to restrictions on transfer.

                               TERMS OF NEW NOTES

Issuer..............................  Metris Companies Inc.

Securities offered..................  $150,000,000 principal amount of 10 1/8%
                                      Senior Notes due 2006.

Maturity............................  July 15, 2006.

Interest payment dates..............  Interest on the new notes will accrue at a rate of 10 1/8% per annum and will be
                                      payable in cash, semi-annually in
                                      arrears, on January 15 and July 15,
                                      commencing on January 15, 2000.

Optional redemption.................  On or after July 15, 2003, we may redeem the new notes, in whole or in part, at
                                      the redemption prices listed in this
                                      prospectus, together with accrued and
                                      unpaid interest, if any, to the date of
                                      redemption. Before July 15, 2002, we may redeem up to 35% of the new notes with proceeds of certain public equity offerings at the price set forth in this prospectus. See "Description of the New Notes"--"Optional Redemption."

Guarantees..........................  The new notes will be guaranteed on a senior basis by one of our subsidiaries, Metris Direct, Inc., which has also guaranteed all of our obligations under our credit facility. The guarantee will be a general unsecured obligation of the guarantor. Other restrictive subsidiaries will also be required to guarantee the new notes if they guarantee any of our other debt. Direct Merchants Credit Card Bank, National Association is not, and is not expected to become, a guarantor of the new notes.

Ranking.............................  The new notes will be our unsecured, unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt. They will effectively rank junior to all of our secured debt and the secured debt of our subsidiaries that are guarantors, to the extent of the value of the assets securing the debt. In addition, they will effectively rank junior to all existing and future debt of any of our subsidiaries that are not guarantors, including certificates of deposit issued by Direct Merchants Bank ($448.1 million as of August 18, 1999).

                                      As of June 30, 1999, after giving effect to the sale of the old notes and the application of the net proceeds from that sale, we had outstanding debt of approximately $660.0 million, of which approximately $100.0 million is secured debt under our credit facility. All borrowings under the credit facility are secured by liens on the capital stock of substantially all of our subsidiaries (including Direct Merchants Bank) and certain of our accounts receivable and interests held in those receivables.

Change of control...................  If an event treated as a change of control occurs, we must offer to
                                      repurchase all outstanding new notes at
                                      101% of their principal amount plus
                                      accrued and unpaid interest to the date
                                      of the purchase. We may not have
                                      sufficient funds or the financial
                                      resources necessary to satisfy our
                                      obligations to repurchase the notes and
                                      other debt that may become repayable upon a change of control triggering event.

Basic covenants.....................  The indenture governing the new notes contains covenants that, among other
                                      things, will limit our ability and the
                                      ability of some of our subsidiaries to:

                                      .  pay dividends on, redeem or repurchase
                                         our capital stock;

                                      .  make investments;

                                      .  incur additional debt;

                                      .  create liens on our assets;

                                      .  sell assets

                                      .  enter into agreements that restrict
                                         certain of our subsidiaries from
                                         making distributions;

                                      .  consolidate, merge or transfer all or
                                         substantially all of our assets and
                                         the assets of our subsidiaries on a
                                         consolidated basis; and

                                      .  engage in transactions with related
                                         persons.

                                      The covenants are subject to important
                                      exceptions and qualifications. For more
                                      details, see "Description of the New
                                      Notes--Covenants".

                                  OUR BUSINESS

   We are an information-based direct marketer of consumer credit products and fee-based services primarily to moderate income consumers. Our primary consumer credit products are unsecured credit cards issued by our subsidiary, Direct Merchants Bank. Our customers and prospects include individuals for whom credit bureau information is available and customers of a former affiliate, Fingerhut Corporation. We market our fee-based services, including debt waiver programs, membership clubs, third-party insurance as well as extended service plans offered through third-party retailers, to our credit card customers and customers of third parties.

   Our principle executive offices are located at 600 South Highway 169, Suite 1800, St. Louis Park, MN 55426, and our main telephone number is (612) 525-5020.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table shows our ratios of earnings to fixed charges and preferred dividends for the periods indicated. Because we did not have any preferred stock outstanding before December 9, 1998, our ratios of earnings to fixed charges and preferred dividends before that date are the same as our ratios of earnings to fixed charges.

                                              Six
                                            Months
                                             Ended
                                           June 30,  Years Ended December 31,
                                           --------- -------------------------
                                           1999 1998 1998 1997 1996 1995 1994
                                           ---- ---- ---- ---- ---- ---- -----
Ratio of earnings to fixed charges and
 preferred dividends...................... 2.8  3.8  3.7  5.7  8.3  6.9  134.2
Ratio of earnings to fixed charges........ 4.9  3.8  3.9  5.7  8.3  6.9  134.2

   For purposes of these ratios, earnings and fixed charges include applicable amounts for us and our subsidiaries on a consolidated basis. Earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness and a portion of rental expense we believe to be representative of the interest factor. Our ratios of earnings to fixed charges and preferred dividends have been calculated on an owned basis (i.e., excluding securitized assets).

                                  RISK FACTORS

   You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where You Can Find More Information." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer.

There may be adverse consequences for holders of the old notes who fail to exchange them for new notes

   If you do not exchange your old notes for new notes in this exchange offer, you will continue to be subject to the restrictions on transfer of your old notes set forth in the legend on the old notes because the old notes have not been registered under the Securities Act or applicable state securities laws. In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws, unless you sell them under an exemption from the Securities Act and state securities laws. We do not intend to register the old notes under the Securities Act.

   If your tender of old notes in this exchange offer is for the purpose of participating in a distribution of new notes, the new notes that you receive will be restricted securities, and you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell any of the new notes. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes which are not tendered, and the price at which the old notes may be sold, could be adversely affected. See "Exchange Offer."

There is no established trading market for the new notes, and even if one develops, you may have difficulty selling them

   There has not been any public market for the old notes, and we cannot assure you that an active or liquid trading market will develop for the new notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling new notes, or you may be unable to sell them at all.

   We do not intend to list the new notes on any securities exchange or seek their admission to trading on any automated quotation system. The initial purchasers of the old notes have advised us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and may discontinue their market-making activities at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the securities laws, and may be limited during the exchange offer and at other times.

   If a public trading market develops for the new notes, it may not be liquid and it may be discontinued at any time. Moreover, future trading prices of the new notes would depend on many factors, including, among others, prevailing interest rates, our operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the new notes could trade at a discount from their principal amount.

We must receive dividends and distributions from our subsidiaries to make payments on the notes

   We are a holding company with no significant assets other than our equity interests in our subsidiaries. We depend on the earnings and cash flow of our subsidiaries and on our ability to receive funds from our subsidiaries through dividends and other payments to make payments on our debt, including the new notes. In addition, various regulations applicable to our subsidiaries restrict the ability of our subsidiaries to pay dividends to us. In particular, applicable banking regulations limit the ability of Direct Merchants Bank to declare dividends to us. As a result, earnings of Direct Merchants Bank (currently principally comprised of fee income from sales of fee-based products and services, servicing fees and interchange fees) may not be available to us.

The notes are effectively subordinated to secured senior debt and debt of subsidiaries that are not guarantors

   The new notes effectively will be subordinated to our secured debt and the secured debt of the subsidiary guarantors to the extent of the value of the assets securing such debt. In the event of a default on such secured debt, holders of the secured debt would receive payments from the assets used as security before the holders of the new notes receive payments. Further, the new notes effectively will be subordinated to any debt of our subsidiaries that are not guarantors, including certificates of deposit issued by Direct Merchants Bank ($448.1 million as of August 18, 1999). Following the liquidation or reorganization of a subsidiary that is not a guarantor of the new notes, the creditors of that subsidiary will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation or reorganization.

   As of June 30, 1999, after giving effect to the sale of the old notes and our use of the net proceeds, our total indebtedness was approximately $660.0 million (excluding unused commitments of $200.0 million under our credit facility), $100.0 million of which is secured debt outstanding under our credit facility. The debt incurred under our credit facility is secured by a pledge of the capital stock of substantially all of our subsidiaries (including Direct Merchants Bank) and by a lien against certain receivables and general intangibles. Metris Direct, Inc., the guarantor of the new notes, is also a guarantor of our credit facility. The new notes will not be secured by any of our assets or the assets of our subsidiaries.

   Direct Merchants Bank is not, and is not expected to become, a guarantor of the new notes. In addition, it is our policy to maintain the capitalization of Direct Merchants Bank at a level that will allow it to be categorized as a "well capitalized" bank under applicable banking regulations. As a result, we may make contributions to the capital of Direct Merchants Bank from time to time. For example, in anticipation of the acquisition of a portion of the consumer bank card portfolio of GE Capital, we contributed approximately $80 million to the capital of Direct Merchants Bank to maintain its "well capitalized" status.

We may be unable to purchase your notes upon a change of control offer

   Upon certain change of control events, we are required to offer to repurchase all of the notes. We may not have sufficient funds at the time of the change of control to make the required repurchase. These change of control events would also require the repurchase of our currently outstanding 10% senior notes due 2004. Our credit facility prohibits such repurchases and provides that certain change of control events would violate our credit facility. If our debt under our credit facility became due as a result of such a violation, the lenders would have a priority claim on our assets securing our debt to them.

Guarantees may be unenforceable due to fraudulent conveyance statutes

   The guarantees may be unenforceable under certain circumstances. Although laws differ among various jurisdictions, in general, under fraudulent conveyance laws, a court could subordinate or void a guarantee if it found that:

  . the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or

  . the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor:

    -- was insolvent or was rendered insolvent because of the guarantee,

    -- was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or

    -- intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

   If a court determines to void a guarantee as a result of fraudulent conveyance, or hold it unenforceable for any other reason, noteholders would cease to have a claim against the guarantor and would be creditors solely of Metris and any remaining guarantors.

   The measures of insolvency for these purposes will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it issued the guarantee:

  . the fair market value or fair saleable value of all of its assets was less than the amount required to pay its total debts and liabilities, including contingent liabilities, as they become absolute and matured; or

  . it could not pay its debt, including contingent liabilities, as they became due.

   We believe that the guarantees are being incurred for proper purposes and in good faith, that the guarantors received fair consideration for the issuance of their guarantees, and that each guarantor is and will be solvent, will have sufficient capital for the business in which it is engaged and is and will be able to pay its debts as they mature. However, we cannot assure you that a court would agree with our conclusions in this regard.

Our profitability and ability to grow is dependent on our funding sources

   Securitization Markets. We depend heavily upon the securitization of our credit card loans to fund our operations and growth. As recently as the fourth quarter of 1998, these markets have undergone disruptions which adversely affected the ability of companies like us to raise money from these sources. Furthermore, our ability to securitize our assets depends on the continued availability of credit enhancement on acceptable terms and the continued favorable legal, regulatory and tax environment for such transactions.

   In addition, even if we are able to securitize our assets consistent with past practice, poor performance of our securitized assets, including increased delinquencies and credit losses, could result in a downgrade or withdrawal of the ratings on the outstanding securities issued in our securitization transactions, cause early amortization of such securities or result in higher required credit enhancement levels. As a result, poor performance of our securitized assets could divert significant amounts of cash that would otherwise be available to us. This could jeopardize our ability to complete other securitization transactions on acceptable terms, decrease our liquidity and force us to rely on other potentially more expensive funding sources, to the extent available. We cannot assure you that the securitization market will continue to offer suitable funding alternatives.

   Credit Facility. We rely on our credit facility to fund our operations and growth. If we breach any of our covenants under our credit facility, including various financial covenants, the lenders may terminate the facility. Disruptions in the securitization market could negatively affect our ability to comply with these covenants, and therefore our ability to borrow or replace this facility could be adversely affected.

   Other Funding Sources. We also expect to obtain financing by selling debt and equity securities. Our ability to obtain such financing is dependent upon many factors, including general market conditions. We cannot assure you that we will be able to obtain this financing on favorable terms or at all. In addition, restrictions contained in our debt agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

   Jumbo CD Program. Beginning in the first quarter 1999, Direct Merchants Bank began issuing jumbo certificates of deposit. We expect to use the proceeds of these deposits to fund our operations and growth. To maintain our current level of access to the jumbo certificate of deposit market, Direct Merchants Bank must maintain a "well capitalized" rating, as that rating is defined by the Office of the Comptroller of the Currency.

If it does not do so, we may be required to modify the program and may not be able to accept additional deposits.

   Our ability to obtain financing from the various sources available to us is dependent upon many factors, including those outside of our control. In addition, disruptions or unfavorable conditions related to one financing source may negatively affect our ability to access other financing sources, or may increase our financing costs.

We require a high degree of liquidity to operate our business

   We depend on cash flow from operations, asset securitization, our credit facility, our jumbo CD program and the issuance of debt and equity to fund our operations and growth. The loss or interruption of any of these sources of funding could adversely affect our ability to operate.

   Key elements of our strategy are dependent upon us having adequate available cash. These cash needs include:

  .  funding receivable growth through marketing campaigns;

  . additional credit enhancement in the case of poor performance of our securitized assets;

  . interest and principal payments under our securitizations, our credit agreement, our existing senior notes and other indebtedness;

  .  ongoing operating expenses;

  . maintenance of the "well capitalized" status of our subsidiary, Direct Merchants Bank, which is necessary to maintain the jumbo CD program;

  .  portfolio acquisitions;

  . fees and expenses incurred in connection with the securitization of receivables and the servicing of them; and

  . tax payments due on receipt of excess cash flow from securitization trusts.

   Given these cash needs, we anticipate that we will need to enter into financing transactions on a regular basis. We cannot assure you that we will be able to secure funds to support our cash needs on terms as favorable as past transactions. Any adverse change in the funding sources we use could force us to rely on other potentially more expensive funding sources, to the extent available, and could have other adverse consequences.

Our target market for consumer credit products may lead to higher default and bankruptcy rates

   The primary risk associated with unsecured lending to moderate income consumers is higher default or bankruptcy rates than other income classes of consumers, resulting in more accounts being charged-off as uncollectible. In addition, general economic factors, such as the rate of inflation, unemployment levels and interest rates, may result in greater delinquencies and credit losses among moderate income consumers than among other income classes of consumers. We may be unable to successfully identify and evaluate the creditworthiness of our target customers to minimize the expected higher delinquencies and losses. We also cannot assure you that our risk-based pricing system can offset the negative impact on profitability that the expected greater delinquencies and losses may have.

The lack of seasoning of our credit card portfolio creates a risk of increasing loss levels

   Our growth strategy is likely to produce a continued flow of unseasoned accounts into our portfolio. The average age of a credit card issuer's portfolio of accounts generally affects the level and stability of delinquency and loss rates of that portfolio. For example, a portfolio containing mostly older accounts generally behaves more predictably than a newly originated portfolio. At June 30, 1999, 63% of our credit card accounts were less than 36 months old. The delinquency and charge-off ratios for the following periods do not reflect the favorable impact of purchase accounting related to the portfolio acquisitions. At June 30, 1999, 7.6% of our managed credit card loans were 30 days or more delinquent, compared to 7.4% at December 31, 1998, 7.1% at December 31, 1997 and 5.5% at December 31, 1996. For the six months ended June 30, 1999, we had annualized net charge-offs of 10.8% compared to 10.8%, 9.3% and 6.2% for the years ended December 31, 1998, 1997 and 1996, respectively. As a result, until the accounts become more seasoned, we expect the delinquency and loss levels of our portfolio to continue to increase. Any material increases in delinquencies and losses beyond our expectations could have a material adverse impact on us and the value of our net retained interests in loans securitized, which are subordinated to the interests sold in such securitizations.

Our limited operating history as a stand-alone entity makes predicting future performance difficult

   In connection with our spin off from Fingerhut Companies Inc. ("FCI") in September 1998, we significantly changed our funding sources to stand-alone financing without guarantees from FCI. We have incurred and expect to incur higher borrowing expenses under our current credit facility because of our lower independent credit rating. Our relatively short existence as a stand-alone company makes it difficult to apply historical operating results and trends to assess our future performance.

We may not be able to sustain and manage growth

   In order to meet our strategic objectives, we plan to continue to expand our credit card loan portfolio. Continued growth in this area depends largely on:

  .  our ability to attract new cardholders;

  .  growth in both existing and new account balances;

  . the degree to which we lose accounts and account balances to competing card issuers;

  .  levels of delinquencies and losses;

  . the availability of funding, including securitizations, on favorable terms;

  . general economic and other factors such as the rate of inflation, unemployment levels and interest rates, which are beyond our control;

  .  our ability to acquire and integrate portfolios; and

  .  stability and growth in management.

   Our continued growth also depends on our ability to manage this growth effectively. Factors that affect our ability to successfully manage growth include: retaining and recruiting experienced management personnel, finding and adequately training new employees, cost-effectively expanding our facilities, growing and updating our management systems and obtaining capital when needed.

We may not be able to successfully integrate portfolio acquisitions

   As previously mentioned, our growth depends in part on our ability to acquire and successfully integrate new portfolios of credit card customers. Since our risk-based pricing system depends on information regarding customers, limited or unreliable historical information on customers within an acquired portfolio may have an impact on our ability to successfully and profitably integrate that portfolio. Our success also depends on whether the desirable customers of an acquired portfolio close their accounts after transfer of the portfolio. A large attrition rate would result in a lower borrowing base upon which to assess fees, higher costs relating to closing accounts and less potential for marketing fee-based services. In addition, if customers reduce their borrowings after the transfer of accounts, the acquired portfolio may be less profitable than originally expected.

We may not be able to successfully market our fee-based services or sign additional marketing alliances

   We target our fee-based services to our credit card customers and customers of third parties. Because of the variety of offers provided and the diversity of the customers targeted, we are uncertain about how many customers will respond to our offers for these fee-based services. We may experience higher than anticipated costs in connection with the internal administration and underwriting of these fee-based services and lower than anticipated response or retention rates.

   Furthermore, we may be unable to expand the fee-based services business or maintain historical growth and stability levels if:

  .  we cannot successfully market credit cards to new customers;

  . existing credit card customers close accounts voluntarily or involuntarily;

  .  existing fee-based services customers cancel their services;

  .  we cannot form marketing alliances with other third parties; or

  . new or restrictive state regulations limit our ability to market or sell fee-based services.

Interest rate fluctuations impact the yield on our assets and funding expense

   An increase or decrease in market interest rates could have a negative impact on the net interest spread between the yield on our assets and our cost of funding. A rise in market interest rates may indirectly impact the payment performance of our customers. We try to minimize the impact of changes in market interest rates on our cash flow, asset value and net income primarily by funding variable rate assets with variable rate funding sources and by using interest rate derivatives to match asset and liability repricings. However, changes in market interest rates may have a negative impact on us.

Current and proposed regulation and legislation limit our business activities, product offerings and fees charged

   Various federal and state laws and regulations significantly limit the activities in which we and Direct Merchants Bank are permitted to engage. Such laws and regulations, among other things, limit the fees and other charges that we are allowed to charge, limit or prescribe certain other terms of our products and services, require specified disclosures to consumers, govern the sale and terms of products and services we offer and require that we maintain certain licenses, qualifications, or capital requirements. In some cases, the precise application of these statutes and regulations is not clear. In addition, the regulatory framework at the state and federal level regarding some of our fee-based products is evolving. The regulatory framework affects the design or profitability of such products and our ability to sell certain products. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect our profitability or further restrict the manner in which we conduct our activities. The failure to comply with, or adverse changes in, the laws or regulations to which our business is subject, or adverse changes in the interpretation thereof, could adversely affect our ability to collect our receivables and generate fees on the receivables which could have a material adverse effect on our business.

Other industry risks related to consumer credit products and fee-based services could negatively impact us

   We face a number of risks associated with unsecured lending. These include the risk that delinquencies and credit losses will increase because of future economic downturns; the risk that an increasing number of customers will default on the payment of their outstanding balances or seek protection under bankruptcy laws; and the risk that fraud by cardholders and third parties will increase. We also face the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products, as well as the risk of litigation, including class action litigation, challenging our product terms, rates, disclosures, collections or other practices, under state and federal consumer protection statutes and other laws.

Due to intense competition in our consumer credit products and fee-based services businesses, we may not be able to compete successfully

   We face intense and increasing competition from numerous financial services providers, many of which have greater resources than we do. In particular, our credit card business competes with national, regional and local bank card issuers, as well as other general purpose and private label credit card issuers. There has been a recent increase in solicitations to moderate income consumers, as competitors have increasingly focused on this market. Customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features; as a result, customer loyalty is often limited. According to published reports, as of December 1998, the 20 largest issuers accounted for approximately 90% (based on receivables outstanding) of the market for general purpose credit cards. Many of these issuers are substantially larger, have more seasoned credit card portfolios and often compete for customers by offering lower interest rates and/or fee levels than we do. We cannot assure you that we will be able to compete successfully in this environment.

   We also face competition from numerous fee-based services providers, including insurance companies, financial services institutions and other membership-based or consumer services providers, many of which are larger, better capitalized and more experienced than us. As we continue to expand our extended service plan business to the customers of third-party retailers, we compete with manufacturers, financial institutions, insurance companies and a number of independent administrators, many of which have greater operating experience and financial resources than we do.

Changes in the relationship with FCI could materially impact our business

   Upon a change of control of our company, Fingerhut can terminate our access to their database and may repurchase credit cards bearing the Fingerhut name and logo

   We have entered into a number of agreements with FCI or Fingerhut for the purpose of defining the ongoing relationship between us, some of which are material to our business. We rely on our access to the Fingerhut database, including the Fingerhut suppression and bad debt file, to market financial services products. As of June 30, 1999, Fingerhut customers in the Fingerhut database represented 27% of our credit card accounts and all of the purchasers of our extended service plans. Until we develop our own significant database and extended service plan marketing relationships with other companies, our success will depend largely on our rights to the Fingerhut database to market such service plans and our right to be the provider of certain financial services products to Fingerhut customers. Fingerhut can terminate our contractual rights to this access in the event a third party acquires control of our company and, upon termination of the agreement, Fingerhut has the right to repurchase any then outstanding general purpose credit cards bearing the Fingerhut name and logo. Any denial or delay of this access or any such repurchase could have a significant economic impact on us.

 Recent acquisition of Fingerhut could negatively affect us

   On February 11, 1999, FCI announced that it had agreed to be acquired by Federated Department Stores, Inc. This transaction was completed on March 18, 1999. Although our agreements with FCI and Fingerhut were not terminated by this transaction, we cannot predict how this change in status for FCI may affect our relationship with FCI and Fingerhut.

The failure to be Year 2000 compliant could negatively impact us

   The "Year 2000 Problem" is a result of computer systems using two digits rather than four digits to define the applicable year. We, like all database marketing companies and financial services institutions, depend heavily upon computer systems for all phases of our operations. We process data through our own systems and obtain data and processing services from various vendors. We must concern ourselves not only with our own systems, but also with the status of Year 2000 compliance with respect to those vendors that provide data and processing services to us.

   Most of our existing information systems are less than three years old and were originally designed for Year 2000 compliance, but as a cautionary measure, we have begun testing such internal systems for Year 2000 compliance. We also depend on databases maintained by FCI and card and statement generation, among other services, provided by First Data Resources. We have created a Year 2000 Project team to identify, address and monitor internal systems and vendor issues related to Year 2000 problems. The project team meets monthly with systems experts at FCI and works closely with our identified material vendors, including First Data Resources, to determine the impact of our and the vendors' plans for becoming Year 2000 compliant. As of June 30, 1999, the project is on schedule. The project team has developed high-level contingency plans to address non-compliance by our material vendors, which may include replacing vendors. We may have difficulty identifying acceptable alternative vendors, many of which may be overburdened with requests from similarly situated companies. If we are unable to identify acceptable and available alternative vendors, the transition of services to such vendors may be time consuming and costly.

   Although we cannot ensure compliance by all of our vendors on a timely basis, we believe that we are taking appropriate steps to identify exposure to Year 2000 problems and to address them on a timely basis. In addition, we believe that we have adequate resources to achieve Year 2000 compliance for our systems which currently may not be compliant and that the costs of Year 2000 compliance will not be material to us. If, however, compliance with Year 2000 issues is not completed on a timely basis or is not fully effective, the most reasonably likely worst case scenario that may impact our results of operations, financial condition and prospects is the failure of First Data Resources, Visa and MasterCard to provide services. Our cardholders would be unable to use their credit cards or otherwise access their accounts. Due to several unknown contributing factors, and the scope of the Year 2000 issue, the impact this worst case scenario would have on our results of operations, financial condition and prospects is an uncertainty. The scenarios will be analyzed and addressed in our contingency plans.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes or incorporates by reference forward-looking statements. You will recognize these statements because they do not strictly relate to historical or current facts. Forward-looking statements generally may use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "think," "believe" and other similar words or phrases. Similarly, statements relating to our objectives and strategies, future performance of current or anticipated products, solicitation efforts, expenses, the outcome of contingencies and the impact of the capital markets on our liquidity also are forward-looking statements.

   Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Important assumptions and factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include those described in the risk factor section of this prospectus. Additional factors not presently known to us or that we currently think are immaterial may also adversely affect our business. We can provide no assurance that we will achieve anticipated results.

   We assume no obligation to publicly update any forward-looking statement, whether as a result of new information, subsequent events, changes in assumptions or otherwise.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy obligations we have under the registration rights agreement entered into in connection with the July 1999 offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

   The net proceeds from the sale of the old notes were approximately $139.4 million, after original issue discount of $6.3 million and deduction of offering expenses. We used approximately $39.0 million of the net proceeds to reduce outstanding borrowings under our revolving credit facility. We expect to use the approximately $100.4 million balance for working capital and general corporate purposes.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999, and on a pro forma basis as adjusted to give effect to the issuance of the old notes in July 1999 and application of the net proceeds from the offering of the old notes.

                                                              June 30, 1999
                                                          ---------------------
                                                                         As
                                                            Actual    adjusted
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
Debt:
Deposits (1)............................................. $  315,373 $  315,373
Credit facility (2)......................................    139,000    100,000
10 1/8% Senior Notes due 2006, net (3)...................        --     143,700
10% Senior Notes due 2004................................    100,000    100,000
Other debt...............................................        893        893
                                                          ---------- ----------
  Total debt.............................................    555,266    659,966
                                                          ---------- ----------
Stockholders' Equity:
Convertible preferred stock-- Series C-- $.01 per share;
 10,000,000
 shares authorized; issued and outstanding 846,650(4)....    315,377    315,377
Common Stock--$.01 per share; 100,000,000 shares
 authorized,
 issued and outstanding 38,574,272 shares................        386        386
Paid-in capital..........................................    129,544    129,544
Retained earnings........................................    112,887    112,887
                                                          ---------- ----------
  Total stockholders' equity.............................    558,194    558,194
                                                          ---------- ----------
  Total capitalization................................... $1,113,460 $1,218,160
                                                          ========== ==========

--------
(1) Consists of $311.8 million in jumbo certificates of deposit and $3.6 million in other loans. As of August 18, 1999, the amount of jumbo certificates of deposit was $448.1 million.
(2) Represents the amount outstanding under the $300.0 million credit facility. As of June 30, 1999, as adjusted to give effect to the offering of the old notes and the use of the proceeds therefrom, we would have had $200.0 million of availability under the credit facility.
(3) The notes are presented net of debt discount of $6.3 million, which represents original issue discount.
(4) The amount shown for the Series C Preferred represents the original $300.0 million investment by the Lee Company plus accrued paid-in-kind dividends since December 9, 1998 accruing at 9% per annum, compounded quarterly.

                              THE EXCHANGE OFFER

Purpose and Effect

   We issued the old notes on July 8, 1999 in a private placement. The initial purchasers then resold the old notes to qualified buyers. In connection with this issuance, we entered into a registration rights agreement with the initial purchasers under which we agreed to file an exchange offer registration statement under the Securities Act and, upon effectiveness of the registration statement, offer to you the opportunity to exchange your notes for a like principal amount of registered notes.

   Based on interpretations by the staff of the SEC found in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, we believe that you may resell or otherwise transfer the new notes that we are issuing to you in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act. However, the new notes must be acquired in the ordinary course of your business. In addition, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of the new notes.

   If you tender in the exchange offer for the purpose of participating in a distribution of the new notes, you cannot rely on the interpretations by the staff of the SEC stated in no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

   Further, each broker-dealer that receives new notes for its own account in exchange for the old notes, where the broker-dealer acquired the old notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that this prospectus may be used by a broker-dealer for resales of new notes issued to it in the exchange offer for a period of 90 days after the expiration date of the exchange offer. See "Plan of Distribution."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus, we will accept all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes we accept in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, old notes may be tendered only in integral multiples of $1000 in principal amount.

   The form and terms of the new notes will be the same as the form and terms of the old notes, except that:

     (1) the new notes will bear a different cusip number from the old notes;

     (2) the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

     (3) the new notes will not contain terms providing for payments of liquidated damages under circumstances relating to the timing of the exchange offer; and

     (4) holders of the new notes will not be entitled to rights under the registration rights agreement, which will terminate upon completion of the exchange offer.

   The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes.

   The exchange offer is not conditioned upon any minimum amount of old notes being tendered. As of the date of this prospectus, $150.0 million aggregate principal amount of old notes is outstanding.

   In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

   If we do not accept any tendered notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on       ,
1999, unless we, in our sole discretion, extend the exchange offer.

   If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, to delay accepting any old notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "--Conditions" have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination.

Procedures for Tendering Old Notes

   Any tender of old notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender old notes in the exchange offer must do either of the following:

  . properly complete, sign and date the letter of transmittal, including all other documents required by such letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal and other required documents to the exchange agent at the address listed below under "--Exchange Agent" on or before the expiration date; or

  . if the old notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent's message.

   In addition, one of the following must occur:

  . the exchange agent must receive certificates representing your old notes, along with the letter of transmittal, on or before the expiration date; or

  . the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

  . the holder must comply with the guaranteed delivery procedures described below.

   The term "agent's message" means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or old notes to us.

   Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

  . by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

  .  a member of a registered national securities exchange,

  .  a member of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States, or

  . another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name appear(s) on the old notes and an eligible institution must guarantee the signature on the power of attorney.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

   If you wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering old notes, either register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes not properly tendered or old notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old notes.

   By tendering, you will represent to us that, among other things:

  . the new notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the new notes;

  . neither you nor any other person receiving the new notes is participating, intends to participate, or has any arrangement or understanding with any person to participate, in the distribution of the new notes; and

  . neither you nor any other person receiving the new notes is our "affiliate," as defined under Rule 405 of the Securities Act.

   If you or the person receiving the new note is our "affiliate," as defined under Rule 405 of the Securities Act, is participating in the exchange offer for the purpose of distributing the new notes, you or that other person (1) cannot rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

   If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes.

   For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, you will receive a new note having a principal amount at maturity equal to that of the surrendered old note.

   In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message. If we do not accept any tendered old notes for any reason set forth in the terms of the exchange offer or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old notes without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged old notes to your account maintained with DTC.

Book-Entry Transfer

   We understand that the exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed letter of transmittal, with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "--Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

   If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

  (1) the tender is made through an eligible institution;

  (2) before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of old notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3) the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw your tender of old notes at any time before the expiration date of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "--Exchange Agent." The notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn,

  . identify the old notes to be withdrawn, including the principal amount of such old notes, or, in the case old notes tendered by book-entry transfer, the name and number of the DTC account to be credited and otherwise comply with the procedures of the DTC, and

  . if certificates for old notes have been transmitted, specify the name in which such old notes are registered if different from that of the withdrawing holder.

   If you have delivered or otherwise identified to the exchange agent the certificates for old notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

   We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any old notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, the old notes will be credited to an account maintained with DTC for the old notes. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or before the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate or amend the exchange offer before the acceptance of any old notes, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

     (2) any law, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, rule or regulation in a manner which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us.

   The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

  By Registered or Certified Mail:
                             By Hand, or Overnight Courier:
                                                         By Facsimile:


                                                         (Eligible
  The Bank of New York       The Bank of New York        Institutions Only)
  101 Barclay Street, 7E     101 Barclay Street          (212) 815-6339

  New York, New York 10286   Corporate Trust Services Window
  Attn: Gertrude Jean Pirre  Ground Level                Confirm by telephone:
                             New York, New York 10286    (212) 815-5920
                             Attn: Gertrude Jean Pirre

   Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

   We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

   You will not be obligated to pay any transfer taxes, unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Old Notes

   If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights. Your old notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the old notes that are not exchanged only:

  .  to us, upon redemption of the notes;

  . so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Acts;

  . outside the United States to a foreign person in accordance with the requirements of Regulation S under the Securities Act; or

  .  under any effective registration statement under the Securities Act,

in each case in accordance with all other applicable securities laws. We do not intend to register the old notes under the Securities Act.

                          DESCRIPTION OF THE NEW NOTES

   You can find the definitions of some terms used in this description under the caption "Defined Terms." In this section, the words "we," "our" and "us" refer only to Metris Companies Inc., as a separate entity, and do not include any of our subsidiaries.

   We will issue the new notes under the indenture we entered into with The Bank of New York, as trustee, in connection with the issuance of the old notes. A copy of the indenture has been filed as an exhibit to the registration statement which includes this prospectus. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description of the material provisions of the indenture is only a summary. We urge you to read the indenture because that document, and not this description, defines your rights as holders of the new notes. References in this section to "notes" are references to both old notes and new notes.

Brief Description of the Notes and the Guarantees

   The notes:

  .  are our senior unsecured obligations;

  . rank equally in right of payment with all of our existing and future senior unsecured debt;

  . rank senior in right of payment to all existing and future subordinated debt that we issue;

  . are effectively subordinated to all of our secured obligations, including indebtedness under our credit facility, and the secured obligations of our subsidiaries that are guarantors, to the extent of the value of the assets securing those obligations;

  . are effectively subordinated to the obligations of our subsidiaries that are not guarantors, including certificates of deposit issued by our subsidiary, Direct Merchants Bank ($448.1 million as of August 18,
     1999); and

  . are unconditionally guaranteed on a senior unsecured basis by one of our subsidiaries, Metris Direct, Inc.

   The new notes currently are guaranteed by one of our existing subsidiaries. Additional subsidiaries will be required to guarantee the new notes under the circumstances described below under the caption "--Covenants--Additional Subsidiary Guarantees." We will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any subsidiary that is not a guarantor of the new notes, that subsidiary will pay the holders of its obligations before it will be able to distribute any of its assets to us.

   We and certain of our subsidiaries are parties to a credit agreement, which provides for a $200 million three-year revolving credit facility and a $100 million five-year term loan. All borrowings under the credit facility are secured by a first priority lien on certain assets of our company and certain of our subsidiaries. As of June 30, 1999, after giving effect to the sale of the old notes and the application of the net proceeds from that sale, we had total outstanding debt of approximately $660.0 million (excluding unused commitments of $200.0 million under the credit facility), $100.0 million of which is secured debt under the credit facility. The indenture permits us and our subsidiaries to incur additional indebtedness in the future, subject to certain limitations, including, without limitation, under the credit facility. See "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Risk Factors."

Maturity, Interest and Principal of the Notes

   The new notes will be limited in aggregate principal amount to $150.0 million and will mature on July 15, 2006. We will issue the new notes in denominations of $1,000 and integral multiples of $1,000. Interest on the new notes will accrue at a rate of 10 1/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing January 15, 2000, to holders of record of the new notes on the immediately preceding January 1 and July 1. Interest on the new notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the old notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   We are permitted by the indenture to issue additional notes in one or more series, from time to time. However, the maximum aggregate principal amount of these additional notes may not exceed $100.0 million. Any additional issuance will be subject to the covenant described below under the caption "Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

   At any time on or before July 15, 2002, we may redeem up to 35% of the notes issued under the indenture at a redemption price of 110.125% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings. However, at least 65% of the aggregate principal amount of the notes issued under the indenture must remain outstanding immediately after the occurrence of each redemption, excluding notes held by us and our subsidiaries. We must mail a notice of redemption no later than 30 days after the Public Equity Offering and the redemption must occur within 90 days of the date of closing of the Public Equity Offering.

   On or after July 15, 2003, we may redeem all or any portion of the notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on July 15 of the years indicated below:

                  Year             Percentage
                  ----             ----------
                  2003............  105.062%
                  2004............  102.531%
                  2005............  100.000%

Selection and Notice of Redemption

   If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  . if the notes are listed on a principal national securities exchange, in compliance with the requirements of that exchange; or

  . if the notes are not so listed, on a pro rata basis, by lot or by any other method that the trustee deems fair and appropriate, provided that no notes of a principal amount of $1,000 or less will be redeemed in part.

   We will send notices of redemption by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the holder's registered address. If we redeem only a portion of the principal amount of a note, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Subsidiary Guarantees

   The Guarantors will jointly and severally guarantee our payment obligations under the notes on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. For information with respect to the meaning and consequences of a fraudulent conveyance, we refer you to the discussion under the caption "Guarantees may be unenforceable due to fraudulent conveyance statutes" in the risk factors section of this prospectus.

   A Guarantor may not consolidate with or merge with or into (whether or not the Guarantor is the surviving), another Person whether or not affiliated with the Guarantor unless: (1) the Person formed by or surviving the consolidation or merger (if other than that Guarantor) assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee; (2) immediately after giving effect to that transaction, no default or event of default exists; (3) the Guarantor, or any Person formed by or surviving the consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (4) immediately after giving effect to such transaction, we would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   Notwithstanding the above, any Wholly-Owned Restricted Subsidiary may consolidate with or merge into any Guarantor, if the Guarantor is the surviving corporation, and any Guarantor may consolidate with or merge into our company.

   The Subsidiary Guarantee of a Guarantor will be released in connection with any sale or other disposition of all of the assets of that Guarantor, or a sale or other disposition of all of the capital stock of a Guarantor, if we apply the Net Cash Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the indenture. See "--Covenants--Asset Sales."

Change of Control

   Within 30 days following any Change of Control, we are required to make an Offer to Purchase all notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control occurs, we will notify each holder of the occurrence of a Change of Control in the manner required by the indenture.

   If a Change of Control occurs which also constitutes an event of default under our credit facility, the lenders under the credit facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the credit facility. Accordingly, any claims of these lenders with respect to our assets will be prior to the claims of the holders of the notes to the extent of the security interest therein.

   We may not have sufficient funds to pay for all of the notes that holders may tender to us upon a Change of Control. If we fail to repurchase all of the notes tendered for purchase, that failure will constitute an Event of Default under the indenture. See "--Events of Default and Remedies."

   We will comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. Any violation of the provisions of the indenture relating to an Offer to Purchase occurring as a result of such compliance will not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default under the indenture.

   Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require us to redeem the notes in the event of a takeover, recapitalization or similar transaction.

Covenants

   Termination of Certain Covenants in Event of Investment Grade Rating. For so long as no Default or Event of Default has occurred and is continuing, after either of the Rating Agencies assigns to the notes an Investment Grade Rating, and notwithstanding that the notes may later cease to have an Investment Grade Rating, our company and our Restricted Subsidiaries will not be subject to the provisions of the indenture described under "--Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "--Asset Sales," "--Transactions with Affiliates," "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" and clause (4) of "--Merger, Consolidation or Sale of Assets."

   Restricted Payments. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us, or to the direct or indirect holders of our company's or any of our Restricted Subsidiaries' Equity Interests in their capacity as such, other than (a) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of our company and (b) dividends, payments or distributions payable solely to us or our Wholly-Owned Restricted Subsidiaries;

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving our company) any Equity Interests of our company or any direct or indirect parent of our company or other Affiliate of our company (other than any such Equity Interests owned by us or any Wholly-Owned Restricted Subsidiary of our company); or

     (3) make any Restricted Investment.

We refer to the payments and other actions set forth above in clauses (1) through (3) as "Restricted Payments". We may make, and permit our Restricted Subsidiaries to make, Restricted Payments if, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default under the indenture has occurred and is continuing or would occur as a consequence of making the Restricted Payment;

     (b) at the time of the Restricted Payment and after giving pro forma effect thereto, we would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (2) of the next succeeding paragraph), is less than the sum of

       (i) 25% of our aggregate cumulative Consolidated Net Income of our company for the period (taken as one accounting period) from and after July 1, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if the Consolidated Net Income for such period is a deficit, less 100% of the deficit), plus

       (ii) 100% of the aggregate net cash proceeds received by us from the issue or sale since the date of the indenture of Equity Interests of our company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of our company that have been converted into those Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of our company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

       (iii) if any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of that Restricted Investment, plus

       (iv) $150 million.

   The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of our company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of our company) of, other Equity Interests of our company (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;

     (3) the payment of any dividend by a Restricted Subsidiary of our company to the holders of its common Equity Interests on a pro rata basis;

     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of our company or any Restricted Subsidiary of our company held by any member of our company's (or any of our Restricted Subsidiaries) management in connection with compensation or severance arrangements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests does not exceed $1.0 million in any twelve-month period and no Default or Event of Default has occurred and is continuing immediately after such transaction;

     (5) payments of withholding taxes due or payments of exercise prices in connection with exercises of options for our common stock by any employee or former employee of our company (or any Affiliate of our company) by the tender of common stock owned by such employee or the withholding of shares of our common stock in connection with such option exercise as consideration therefor in connection with compensation arrangements;

     (6) any purchase, redemption or other acquisition or retirement for a nominal amount of Equity Interests issued pursuant to any shareholder rights plan of our company;

     (7) payment of cash in lieu of fractional shares of common stock that otherwise would be issuable; and

     (8) if no Default or Event of Default has occurred and is continuing, the payment of dividends on the common stock not in excess of $0.02 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) per fiscal quarter.

   Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that determination, all outstanding Investments by us and our Restricted Subsidiaries (except to the extent repaid in cash) in the newly designated Unrestricted Subsidiary will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (y) the net book value of the Investments at the time of such designation or (z) the fair market value of the Investments at the time of such designation. The designation will only be permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all non-cash Restricted Payments will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by us or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by our Board of Directors and will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than 50 days after the end of any fiscal quarter (100 days in the case of the last fiscal quarter of the fiscal year) during which any Restricted Payment is made, we will deliver to the trustee an Officers' Certificate stating that all Restricted Payments made during such fiscal quarter were permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any opinion or appraisal required by the indenture.

   Incurrence of Indebtedness and Issuance of Preferred Stock. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt. In addition, we and the Guarantors will not issue any Disqualified Stock, and we will not permit any of our Restricted Subsidiaries (that are not Guarantors) to issue any shares of preferred stock. However, we and the Guarantors may incur Indebtedness, including Acquired Debt, or issue shares of Disqualified Stock or our Restricted Subsidiaries (that are not Guarantors) may issue shares of preferred stock if the Consolidated Leverage Ratio of our company, calculated on a pro forma basis after giving effect to the incurrence of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued and the application of the proceeds therefrom, would have been less than 2.0 to 1. Direct Merchants Bank may incur Indebtedness or issue shares of Disqualified Stock if the Consolidated Leverage Ratio of our company, calculated on a pro forma basis after giving effect to the incurrence of the additional Indebtedness to be incurred or the Disqualified Stock to be issued and the application of the proceeds therefrom, would have been less than 1.5 to 1.

   The foregoing provisions will not prohibit any of the following:

     (1) the incurrence by us of Indebtedness under the Credit Agreement and Guarantees thereof by the Guarantors in an aggregate amount not to exceed $300.0 million at any time outstanding;

     (2) the incurrence by us and our Restricted Subsidiaries of Indebtedness existing on the Issue Date;

     (3) the incurrence by any Restricted Subsidiary of our company of Indebtedness represented by a Subsidiary Guarantee;

     (4) the incurrence of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew or replace any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred or that was outstanding on the Issue Date;

     (5) the incurrence of intercompany Indebtedness between or among our company and any of our Restricted Subsidiaries; provided, however, that (a) if our company or any Guarantor is the obligor on such Indebtedness to a Restricted Subsidiary of our company that is not a Wholly-Owned Restricted Subsidiary, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantee, as the case may be, and (b)(i) any subsequent issuance or transfer of Equity Interests that results in that Indebtedness being held by a Person other than our company or a Restricted Subsidiary of our company and (ii) any sale or other transfer of that Indebtedness to a Person that is not either our company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of that Indebtedness by us or our Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

     (6) the issuance by our Restricted Subsidiary of preferred stock to us or to any of the Guarantors; provided, however, that any subsequent event or issuance or transfer of any Capital Stock that results in

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

  the owner of such preferred stock, in the case of a Guarantor, ceasing to be a Restricted Subsidiary of our company or any subsequent transfer of such preferred stock to a Person other than us or any of our Guarantors, shall be deemed to be an issuance of preferred stock by the Restricted Subsidiary that was not permitted by this clause (6);

     (7) the incurrence of Hedging Obligations in the ordinary course of business;

     (8) the incurrence by us or a Restricted Subsidiary of our company of Capital Lease Obligations and/or Purchase Money Indebtedness in the ordinary course of business not to exceed $30.0 million at any time outstanding;

     (9) the Guarantee by us or any of the Guarantors of Indebtedness of our company or a Restricted Subsidiary of our company that was permitted to be incurred by another provision of this covenant; and

     (10) the incurrence by us and the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million at any time outstanding.

   Notwithstanding anything in the indenture to the contrary, consummation of a Securitization will not constitute an incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by us or a Restricted Subsidiary of our company.

   The indenture also provides that we will not, and will not permit any Restricted Subsidiary of our company to, incur any Indebtedness that is contractually subordinated to any Indebtedness of our company or any such Restricted Subsidiary unless that Indebtedness is also contractually subordinated to the notes, or the Subsidiary Guarantee of the Restricted Subsidiary (as applicable), on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or not guaranteed by any Restricted Subsidiary of our company.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will, in our sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph of this covenant.

   Liens. We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of our current or future property or assets, unless all payments due under the indenture and the notes and, in the case of a Guarantor, its Subsidiary Guarantee are secured on an equal and ratable basis (or on a senior basis in the case of subordinated Indebtedness) with the obligations so secured until such time as those obligations are no longer secured by the Lien.

   Asset Sales. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, make any Asset Sale, unless:

     (1) we or our Restricted Subsidiary, as the case may be, receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

     (2) at least 85% of the consideration consists of cash or Cash Equivalents, properties and assets to be used in the business our company and our Restricted Subsidiaries and/or Equity Interests in any Person which thereby becomes a Wholly-Owned Restricted Subsidiary of our company.

   For purposes of clause (2), each of the following will be deemed to be cash:

     (1) any Indebtedness (other than any subordinated Indebtedness) of our company or any Restricted Subsidiary of our company that is actually assumed by the transferee in the Asset Sale and from which we and our Restricted Subsidiaries are fully released; and

     (2) notes or other similar obligations received by our company or any of our Restricted Subsidiaries from the transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by us or any of our Restricted Subsidiaries into cash, in an amount equal to the net cash proceeds realized upon that conversion, sale or exchange.

   We, or the Restricted Subsidiary, as applicable, may:

     (1) apply the Net Cash Proceeds of any Asset Sale within 365 days after receipt to repay Specified Senior Indebtedness of our company or the Restricted Subsidiary and permanently reduce any related commitment, or

     (2) commit in writing to, or, acquire, construct or improve properties and assets to be used in the business of our company and our Restricted Subsidiaries and so apply the Net Cash Proceeds within 365 days after the receipt thereof.

   Any Net Cash Proceeds from any Asset Sale that are not applied within 365 days of the Asset Sale as provided above will constitute "Unutilized Net Cash Proceeds." Within 20 days after such 365th day, we must make an Offer to Purchase all outstanding notes up to a maximum principal amount (expressed as a multiple of $1,000) equal to the Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of the Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, must be applied as required pursuant to this paragraph.

   If the aggregate principal amount of notes tendered pursuant to an Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase of those notes, the notes will be purchased pro rata based on the aggregate principal amount of the notes tendered by each holder. If the Unutilized Net Cash Proceeds exceed the aggregate amount of notes tendered by the holders of the notes pursuant to an Offer to Purchase, we may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the notes for any purpose consistent with the other terms of the indenture.

   We will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, in connection with an Offer to Purchase the notes. Any violation of the provisions of the indenture relating to the Offer to Purchase as a result of compliance with applicable securities laws and regulations will not be deemed a Default or an Event of Default.

   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of our company to:

     (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

     (2) make loans or advances to us or any of our Restricted Subsidiaries;
  or

     (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

However, the foregoing provisions will not apply to encumbrances or restrictions existing under or by reason of:

     (a) the indenture;

     (b) applicable law;

     (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

     (f) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

     (g) the provisions of any Securitization that are exclusively applicable to any Securitization Entity; or

     (h) in the case of clause (3) above, restrictions contained in security agreements securing Indebtedness of Guarantors relating to the properties or assets of Guarantors subject to the Liens created thereby, provided that those Liens were otherwise permitted to be incurred under the indenture.

   Merger, Consolidation or Sale of Assets. The indenture provides that we may not (1) consolidate or merge with or into another corporation, Person or entity, whether or not we are the surviving corporation; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

     (a) we are the surviving corporation or the entity or the Person formed by or surviving that consolidation or merger, if other than our company, or to which that sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (b) the entity or Person formed by or surviving that consolidation or merger, if other than our company, or the entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition is made assumes all the obligations of our company under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     (c) immediately before and after the transaction, no Default or Event of Default exists; and

     (d) we or the entity or Person formed by or surviving that consolidation or merger, if other than our company, or to which that sale, assignment, transfer, lease, conveyance or other disposition is made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of our company immediately preceding the transaction and will, at the time of the transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

   Notwithstanding the foregoing, any Wholly-Owned Restricted Subsidiary of our company may consolidate with or merge into our company if we are the surviving corporation. Notwithstanding anything in the indenture to the contrary, consummation of one or more Securitizations will not constitute the sale of all or substantially all of our properties or assets.

   Transactions with Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or that Restricted Subsidiary with an unrelated Person; and

     (2) we deliver to the trustee

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of our Board of Directors that the Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be subject to the provisions of the prior paragraph:

     (1) any agreement in effect on the Issue Date and any amendments thereto, provided that any such amendment shall be no more disadvantageous to the holders in any material respect than the original agreement;

     (2) any compensation arrangements entered into by our company or any of our Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of our company or the Restricted Subsidiary;

     (3) transactions between or among us and/or our Restricted Subsidiaries;

     (4) any transaction in connection with a Securitization; and

     (5) Restricted Payments that are permitted by the "Restricted Payments" covenant.

   Additional Subsidiary Guarantees. We will cause each Restricted Subsidiary which Guarantees any Indebtedness of our company to execute and deliver to the trustee a Subsidiary Guarantee under which the Restricted Subsidiary will guarantee our payment obligations under the notes on a senior unsecured basis, jointly and severally, with any other Guarantors; provided, that this covenant will not apply to Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or qualify as Securitization Entities for so long as they continue to constitute Securitization Entities.

   Payments For Consent. Neither we nor any of our Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

   Reports. So long as any notes are outstanding, we will furnish to the trustee:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations that describes the financial condition and results of operaitons of our company and our consolidated Subsidiaries showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of our company and its Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

   In addition, we will file a copy of all information and reports referred in clauses (1) and (2) above with the SEC for public availability (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

   Investment Company Status. The indenture provides that we and our Subsidiaries will not take any action, or otherwise permit to exist any circumstance, that would require us to register as an "investment company" under the Investment Company Act of 1940.

Events of Default and Remedies

   Each of the following constitutes an Event of Default under the indenture:

     (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) we or any of our Restricted Subsidiaries fail to comply with the provisions described under the captions "--Change of Control," and "-- Covenants--Asset Sales," "--Incurrence of Indebtedness and Issuance of Preferred Stock," and "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

     (4) we or any of our Restricted Subsidiaries fail for 30 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other covenants or agreements in the indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether the Indebtedness now exists, or is created after the Issue Date, if either: (a) the default is caused by a failure to pay principal of or premium, if any, or interest on that Indebtedness prior to the expiration of the grace period provided in that Indebtedness on the date of that default (a "Payment Default") or (b) the default results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (6) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

     (8) specified events of bankruptcy or insolvency with respect to our company or any of our Significant Subsidiaries.

   If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to our company,

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

any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, by notice to the trustee, waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of our company or any Guarantor, as such, shall have any liability for any obligations of our company or the Guarantors under the notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes except for certain obligations. This is known as "legal defeasance." We may not exercise our legal defeasance option with respect to:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages on those notes when such payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     (4) the legal defeasance provisions of the indenture.

   In addition, we may, at our option and at any time, elect to have the obligations of our company released with respect to certain covenants that are described in the indenture. This is known as "covenant defeasance." If we exercise our covenant defeasance option, our failure to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, but not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either legal defeasance or covenant defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if legal defeasance had not occurred;

     (3) in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

     (6) we must deliver to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of our company and that no holder is an insider of our company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of our company or others; and

     (8) we must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

Paying Agent and Registrar

   The trustee will initially act as paying agent and registrar.

Transfer and Exchange

   A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. We may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

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

Amendment, Supplement and Waiver

   The indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes.

   However, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the repurchase or redemption of the notes, other than provisions relating to the covenants described under the caption "--Change of Control" or "--Covenants--Asset Sales;"

     (3) reduce the rate of or change the time for payment of interest on any note,

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a repurchase or redemption payment with respect to any note, other than a payment required by one of the covenants described under the caption "--Change of Control" or "--Covenants --Asset Sales"; or

     (8) make any change in the foregoing amendment and waiver provisions.

   We and the trustee, however, may amend or supplement the indenture or the notes without the consent of any holder of notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   If the trustee becomes a creditor of our company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign. We and our subsidiaries maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Defined Terms

   Some of the defined terms used in the indenture are set forth below. Reference is made to the indenture for a full disclosure of those terms, as well as any other capitalized terms used in this section for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Restricted Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Restricted Subsidiary of the specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise.

   "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than to us or a Wholly-Owned Restricted Subsidiary of our company, in one transaction or a series of related transactions, of

     (1) any Equity Interest of any Restricted Subsidiary of our company;

     (2) any material license, franchise or other authorization of our company or any Restricted Subsidiary of our company;

     (3) any assets of our company or any Restricted Subsidiary of our company which constitute substantially all of an operating unit or line of business of our company or any Restricted Subsidiary of our company; or

     (4) any other property or asset of our company or any Restricted Subsidiary of our company outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings).

   For purposes of this definition, the term "Asset Sale" shall not include:

     (1) any transaction consummated in compliance with "--Covenants--Merger, Consolidation or Sale of Assets" and the creation of any Lien not prohibited by "--Covenants--Liens;" provided, however, that any transaction consummated in compliance with "--Covenants--Merger, Consolidation or Sale of Assets" involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of our properties or assets shall be deemed to be an Asset Sale with respect to the properties or assets of our company and the Restricted Subsidiary of our company that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction;

     (2) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of our company or any Restricted Subsidiary of our company, as the case may be;

     (3) any transaction consummated in compliance with "--Covenants-- Restricted Payments;"

     (4) a pledge, or transfer pursuant to a pledge of assets, which pledge is a Permitted Lien; and

     (5) sales of Receivables or interests in Receivables in connection with Securitizations or otherwise in the ordinary course of business.

   In addition, solely for purposes of "--Covenants--Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1) U.S. dollars;

     (2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, respectively, and in each case maturing within six months after the date of acquisition; and

     (6) money market funds, the portfolios of which are limited to investments described in clauses (1) through (3) above.

   "Change of Control" means the occurrence of any of the following events, whether or not approved by our Board of Directors:

     (1) any Person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" or "beneficial owners" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of our company; but only in the event that the Permitted Holders "beneficially own," directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Stock of our company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors;

     (2) we consolidate with, or merge with or into, another Person (other than us or a Wholly-Owned Restricted Subsidiary of our company) or we or our Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of our company and our Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than us or a Wholly-Owned Restricted Subsidiary of our company), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), immediately prior to such transaction, directly or indirectly, the then outstanding Voting Stock of our company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of the surviving transferee Person;

     (3) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of our company was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office; or

     (4) we are required by the holders of our Series C Preferred to redeem the Series C Preferred upon the occurrence of a Change in Control (as defined in the Certificate of Designation relating to the Series C Preferred).

   "Consolidated Indebtedness" means, with respect to any Person as of any date, the sum, without duplication, of

     (1) the total amount of Indebtedness of that Person and its Restricted Subsidiaries, plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

     (3) the aggregate liquidation value of all Disqualified Stock of that Person and all preferred stock of Restricted Subsidiaries of that Person (other than, in the case of our company, preferred stock of a Restricted Subsidiary of our company held by us or a Guarantor), in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Leverage Ratio" means, with respect to any Person, as of any date, the ratio of

     (1) the Consolidated Indebtedness of that Person as of that date excluding, however, all Hedging Obligations that constitute Permitted Debt to

     (2) the Consolidated Net Worth of that Person as of that date.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of that Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary of that Person;

     (2) the Net Income of any Restricted Subsidiary of that Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (1) the consolidated equity of the common stockholders of that Person and its consolidated Subsidiaries as of that date plus (2) the respective amounts reported on the Person's balance sheet as of that date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends (other than dividends paid solely in Equity Interests (other than Disqualified Stock)) unless those dividends may be declared and paid only out of net earnings in respect of the year of that declaration and payment, but only to the extent of any cash received by that Person upon issuance of that preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by that Person or a consolidated Restricted Subsidiary of that Person, (y) all investments as of that date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries, and (z) all unamortized debt discount and expense and unamortized deferred financing charges as of that date, all of the foregoing determined in accordance with GAAP.

   "Credit Agreement" means the Credit Facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part (including, without limitation, increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant), or adding Restricted Subsidiaries of our company as additional borrowers or guarantors thereunder to the extent permitted by the indenture), all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether in the form of a revolving credit facility or a term loan facility or any combination thereof.

   "Credit Facility" means the Amended and Restated Credit Agreement dated as of June 30, 1998 among our company, the Lenders named therein, Nationsbank, N.A., as Syndication Agent, Deutsche Bank, as Documentation Agent, U.S. Bank National Association, as Documentation Agent, Barclays Bank PLC, as Co-

Agent, Bank of America National Trust and Savings Association, as Co-Agent, and The Chase Manhattan Bank, as Administrative Agent.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Disqualified Stock" means any Capital Stock that, either (1) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than under circumstances that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature or
(2) is designated by our company (in a resolution of our Board of Directors delivered to the trustee) as Disqualified Stock.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date and consistently applied.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantors" means each of Metris Direct, Inc. and any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (1) interest rate or currency swap agreements, interest rate cap agreements and interest rate or currency collar agreements and related agreements and (2) other agreements or arrangements designed to protect that Person against fluctuations in interest rates, currencies and commodities in the ordinary course of business.

   "Indebtedness" means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker's acceptances; (4) representing Capital Lease Obligations; (5) the balance deferred and unpaid of the purchase price of any property; or (6) representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all indebtedness of others secured by a Lien (except Liens on Receivables and other assets (including spread accounts relating to a Securitization) incurred in connection with a Securitization on any asset of that Person (whether or not such indebtedness is assumed by that Person) and the value thereof being the lesser of the amount of such indebtedness so secured and the fair market value of such asset that has a Lien placed upon it and, to the extent not otherwise included, the Guarantee by that Person of any indebtedness of any other Person.

   Notwithstanding the foregoing, the term "Indebtedness" shall not include (1) obligations pursuant to representations, warranties, covenants and indemnities or payments to owners of beneficial interests in Receivables, in each case in connection with a Securitization, (2) deposit liabilities of any Restricted Subsidiary of our company, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto or (3) guarantees related to the fulfillment of our obligations to bank card associations in the ordinary course of business.

   The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investment Grade Rating" means (1) with respect to Standard & Poor's, any of the categories from and including AAA to and including BBB- (or equivalent successor categories) and (2) with respect to Moody's, any of the categories from and including Aaa to and including Baa3 (or equivalent successor categories).

   "Investments" means, with respect to any Person, all investments by that Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary of our company sell or otherwise dispose of any Equity Interests of any direct or indirect Restricted Subsidiary of our company such that, after giving effect to that sale or disposition, that Person is no longer a Restricted Subsidiary of our company, we shall be deemed to have made an Investment on the date of that sale or disposition equal to the book value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the "Restricted Payments" covenant.

   "Issue Date" means the date of original issuance of the notes.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to that Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of that Asset Sale, a defeasance of a Securitization and any reserve for adjustment in respect of the sale price of that asset or assets established in accordance with GAAP.

   "Net Income means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on the gain (but not loss), realized in connection with

        (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or

        (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (but not loss).

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf our company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the notes on the date of the Offer offering to purchase up to the principal amount of notes specified in that Offer at the purchase price specified in that Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of the Offer, and a settlement date (the "Purchase Date") for purchase of notes to occur no later than five Business Days after the Expiration Date. We shall notify the trustee at least 15 Business Days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of our obligation to make an Offer to Purchase, and the Offer shall be mailed by us or, at our request, by the trustee in the name and at the expense of our company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of our company and our Subsidiaries which we in good faith believe will enable the holders to make an informed decision with respect to the Offer to Purchase and at a minimum will include:

     (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer);

     (2) a description of material developments in our business subsequent to the date of the latest of the financial statements referred to in clause
  (1), including a description of the events requiring us to make the Offer to Purchase;

     (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring us to make the Offer to Purchase; and

     (4) any other information required by applicable law to be included therein.

   The Offer shall contain all instructions and materials necessary to enable the holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the section of the indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the outstanding notes offered to be purchased by our company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by our company for each $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the notes registered in the name of the holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any note not tendered or tendered but not purchased by our company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender all or any portion of a note pursuant to the Offer to Purchase will be required to surrender that note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if we or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to us and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of notes tendered if we (or the Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (11) that (a) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, we shall purchase all such notes and (b) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, we shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

     (12) that in the case of any holder whose note is purchased only in part, we shall execute and the trustee shall authenticate and deliver to the holder of the note without service charge, a new note or notes, of any authorized denomination as requested by the holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

   An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

   "Permitted Holder" means the Thomas H. Lee Company and any of its Affiliates.

   "Permitted Investments" means:

     (1) any Investment in our company or in a Wholly-Owned Restricted Subsidiary of our company;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by us or any Restricted Subsidiary of our company in a Person, if as a result of that Investment (a) that Person becomes our Wholly-Owned Restricted Subsidiary or (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, our company or a Wholly-Owned Restricted Subsidiary of our company;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Covenants--Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of our company;

     (6) Investments by us or any of our Restricted Subsidiaries in the ordinary course of business in connection with or arising out of Securitizations;

     (7) Hedging Obligations of our company and our Restricted Subsidiaries entered into in the ordinary course of business; and

     (8) other Investments by us or any of our Restricted Subsidiaries in any Person (other than an Affiliate of our company that is not also a Restricted Subsidiary) that do not exceed $5.0 million in the aggregate at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value).

   "Permitted Liens" means:

     (1) Liens existing on the Issue Date;

     (2) Liens to secure borrowings under the Credit Agreement;

     (3) Liens on Receivables, related contract rights, collections on Receivables and the proceeds of all such property incurred in connection with Securitizations or permitted Guarantees thereof;

     (4) Liens on property of a Person existing at the time that Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that those Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

     (5) Liens on property existing at the time of acquisition thereof by our company or any Restricted Subsidiary of our company; provided that those Liens were in existence prior to the contemplation of the acquisition;

     (6) Liens securing Purchase Money Indebtedness permitted to be incurred under the indenture and incurred in the ordinary course of business; provided, however, that any such Lien may not extend to any other property owned by our company or any of our Restricted Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of construction of the property subject to the Lien; provided, further, that the amount of Indebtedness secured by such Liens does not exceed the fair market value of the property purchased or constructed with the proceeds of such Indebtedness;

     (7) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (1) through (6); provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1) through
  (6), as the case may be, at the time the original Lien became a Permitted
  Lien;

     (8) Liens in favor of our company or a Guarantor;

     (9) Liens incurred in the ordinary course of business of our company or any Restricted Subsidiary of our company with respect to obligations that do not exceed $10.0 million in the aggregate at any one time outstanding;

     (10) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, lessor Liens on leased assets);

     (11) Liens securing Capital Lease Obligations permitted to be incurred under the indenture and incurred in the ordinary course of business;

     (12) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP in existence at such time shall have been made therefor and

     (13) certain Liens consisting of restrictions on the use of real property which do not materially interfere with the property's use.

   "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of our company or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, redeem or refund other Indebtedness or Disqualified Stock of our company or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) or liquidation value of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or liquidation value, plus accrued interest or dividends on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, redeemed or refunded (plus the amount of reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as the case may be, later than the final maturity date or redemption date, as the case may be, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, redeemed or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness or Disqualified Stock is incurred or issued, as the case may be, either by our company or by the Restricted Subsidiary who is the obligor or issuer, as the case may be, on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, redeemed or refunded.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or a governmental agency or political subdivision thereof.

   "Public Equity Offering" means an underwritten offering of common stock of our company pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of our company).

   "Purchase Money Indebtedness" means Indebtedness of our company and any of our Restricted Subsidiaries incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

   "Rating Agencies" means Standard & Poor's and Moody's.

   "Receivables" means credit card, consumer or commercial loans that are purchased or originated in the ordinary course of business by our company or any Subsidiary of our company.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Securitization" means any transaction or series of transactions that have been or may be entered into by our company or any of our Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which our company or any of our Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to a Securitization Entity or any other Person, or may grant a security interest in, any Receivables or any interests in such Receivables (whether such Receivables are then existing or arising in the future) and any assets related thereto including, without limitation, all security interests in any collateral relating thereto, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

   "Securitization Entity" means any Person (whether or not a Subsidiary of our company) established and maintained exclusively for one or more of the following purposes:

     (1) purchasing or otherwise acquiring Receivables (together with any assets related to those Receivables, including, without limitation, all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of these Receivables, proceeds of such Receivables and other assets which are customarily transferred in connection with asset securitization transactions involving Receivables) in connection with a Securitization;

     (2) selling those Receivables (and related assets) to a special purpose owner trust or other Person in connection with a Securitization;

     (3) issuing asset-backed securities, or beneficial interests in Receivables;

     (4) serving as a corporate general partner (or managing member of a limited liability company) of another Securitization Entity;

     (5) investing in and holding Investments in Securitization Entities issuing securities backed by Receivables; or

     (6) engaging in activities that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified above,

     provided, however, that the obligations of such Securitization Entity are without recourse to our company and any Restricted Subsidiary of our company other than such Securitization Entity.

   For purposes of this definition, "without recourse" shall mean that the Indebtedness of the Securitization Entity and none of the other obligations (contingent or otherwise) of a Securitization Entity

     (1) is guaranteed by our company or any other Restricted Subsidiary of our company;

     (2) obligates our company or any other Restricted Subsidiary of our company in any way other than pursuant to representations, warranties, covenants (including any covenant to deliver Receivables in a pre-funded Securitization) and indemnities entered into in connection with a Securitization; or

     (3) subjects any property or asset of our company or any Restricted Subsidiary of our company other than such Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Securitization. For purposes of the foregoing, a Permitted Investment in a Securitization Entity shall not be deemed recourse.

   As of the Issue Date, each of the Metris Master Trust, Metris Receivables, Inc., Metris Funding Co. and the Fingerhut Owner Trust and Securitization Entities formed in connection with any Securitization prior to the Issue Date shall be deemed to satisfy the requirements of this definition.

   "Significant Subsidiary" means any Restricted Subsidiary of our company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Specified Senior Indebtedness" means (1) the Indebtedness of any Person, whether outstanding on the Issue Date or thereafter incurred and (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post filing interest is allowed in such proceeding) in respect of (a) Indebtedness of that Person for money borrowed and (b) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that Person is responsible or liable unless, in the case of either clause
(1) or (2), in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes.

   However, the term "Specified Senior Indebtedness" shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligations in respect of Capital Stock of such Person or
(5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture.

   "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

   "Stated Maturity" means with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

     (2) any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Unrestricted Subsidiary" means any Subsidiary of our company that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has not at the time of designation, and does not thereafter, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of our company or any of our Restricted Subsidiaries;

     (2) is not party to any agreement, contract, arrangement or understanding with our company or any Restricted Subsidiary of our company unless the terms of any that agreement, contract, arrangement or understanding are no less favorable to our company or its Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of our company;

     (3) is a Person with respect to which neither our company nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results; and

     (4) has not otherwise directly or indirectly provided credit support for any Indebtedness of our company or any of our Restricted Subsidiaries.

   Any designation by our Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the "Restricted Payments" covenant If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of our company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of that covenant).

   Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of our company of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if (1) that Indebtedness is permitted under the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (2) no Default or Event of Default would be in existence following that designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of the Board of Directors of that Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly-Owned Restricted Subsidiaries of that Person.

               ADDITIONAL PROVISIONS APPLICABLE TO THE NEW NOTES

Book-Entry, Delivery and Form

   The new notes initially will be issued in the form of one or more global notes. The new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of DTC or its nominee. Holders of the new notes will own book-entry interests in the global note evidenced by records maintained by DTC. A global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in the accounts of participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Access to the DTC system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC.

   We expect that pursuant to procedures established by DTC, upon deposit of the global note, DTC will credit the accounts of participants with an interest in the global note. Ownership of the new notes will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to interests of participants, and the records of participants and indirect participants with respect to interests of persons other than participants. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through participants.

   So long as DTC or its nominee is the registered owner or holder of a global note, DTC or its nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture, including for the purpose of giving any directions, instructions or approvals to the trustee. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures. We understand that if we request any action of the holders of new notes, or a holder of a beneficial interest in a global note desires to take any action that DTC, as holder of the global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through participants to take that action or would otherwise act upon the instruction of those holders.

   The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons may be limited to that extent. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons or entities that do not participate in DTC's system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

   Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing records relating to these beneficial interests.

   Payments of interest, principal and other amounts due on any new notes registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder under the indenture. Under the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payments and for any other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for payments to owners of beneficial interests in the global note, including principal, premium, if any, Liquidated Damages, if any, and interest.

   We expect that DTC or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments proportionate to their respective beneficial interests in the global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice. These payments will be the responsibility of the participants or the indirect participants.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between DTC participants and Euroclear or Cedel participants will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Participants may not delivery instructions directly to the depositaries for Euroclear or Cedel.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day, which must be a business day for Euroclear or Cedel, immediately following DTC's settlement date. Cash received in Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a DTC participant will be received with value on DTC's settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants of DTC, Eurocolear or Cedel, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Eurocolear or Cedel or their respective participants or indirect participants of their respective obligations, under the rules and regulations governing their operations.

Certificated Notes

   We will issue certificated notes in exchange for book-entry interests in the global note if:

     (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or DTC at any time ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days;

     (2) we elect to issue .the new notes in definitive form under the indenture and we deliver to the trustee instructions to that effect; or

     (3) certain other events occur as provided in the indenture.

   Upon surrender by DTC of the global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the related new notes, and the trustee will register the certificated notes in the name of those persons (or their nominees) and cause delivery of the certificated notes to them.

   Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the material United States federal income tax consequences of an exchange of old notes for new notes and the ownership and disposition of the new notes. It deals only with notes held as capital assets by the initial holders of the old notes, and does not address the federal income tax consequences to holders subject to special treatment, such as partnerships and other pass-through entities, dealers in securities, financial institutions, insurance companies, and tax-exempt organizations. The discussion below is based on current laws, regulations and administrative and judicial decisions. These authorities may be repealed, revoked or modified, possibly retroactively, in which case the federal income tax consequences could differ from those discussed below.

   For purposes of the following summary, the term United States holders refers to a holder of notes that is, for United States federal income tax purposes:

  .  citizen or resident of the United States;

  . corporation created or organized under the laws of the United States or any State, including the District of Columbia;

  . estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or

  . trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, trusts in existence on August 20, 1996, which are treated as United States persons prior to that date and elect to continue to be treated as United States persons, are also United States holders for purposes of this discussion.

   The term non-United States holder refers to a holder of notes that is not a United States holder.

   We urge you to consult your tax advisor regarding the specific tax consequences to you of the exchange of old notes for new notes and the ownership and disposition of the new notes, as well as any tax consequences arising under any state, local or foreign laws.

Exchange of Notes

   There will be no federal income tax consequences to United States or non-United States holders exchanging old notes for new notes under the exchange offer because the exchange offer will occur by operation of the original terms of the old notes and will not result in any material alteration in the terms of the old notes. Each exchanging holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

United States Federal Income Tax Consequences to United States Holders

Interest

   Interest paid on the Notes generally will be taxable as ordinary income to a United States holder at the time the interest is received or accrued, in accordance with the United States holder's method of accounting for federal income tax purposes.

Original Issue Discount

   The old notes were issued with and the new notes will have original issue discount for United States federal income tax purposes. A United States holder must include original issue discount in gross income as it accrues in advance of the receipt of any cash attributable to the income, regardless of whether the holder is a cash or accrual basis taxpayer. Original issue discount will accrue on a daily basis under a constant yield to maturity method that takes into account the compounding of interest. One effect of this method is that a relatively smaller portion of the original issue discount will be included in income in the earlier years and a relatively larger portion in later years.

   The amount of original issue discount that will accrue in the aggregate with respect to a new note will be the excess of the stated redemption price at maturity of the note over its issue price. The stated redemption price at maturity of a note generally will equal the sum of the principal amount of the note plus all amounts which the terms of the note require to be paid, other than payments of qualified stated interest. For tax purposes, qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments. Stated interest payable on the notes will constitute qualified stated interest. The issue price of a note generally will equal the first price at which a substantial amount of the old notes were sold.

   A United States holder's adjusted tax basis in a note will be increased by the amount of any original issue discount which the holder includes in gross income.

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

Effect of Optional Redemption

   At our option, we may redeem part or all of the notes at the times and for the amounts described in "Description of the New Notes--Optional Redemption." Based on existing regulations, we intend to take the position that the option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon optional redemption and the optional redemption dates will not affect the yield to maturity or the maturity date of the notes. If, contrary to our current expectations, we redeem the notes, it may be necessary to redetermine the amount and timing of interest income and original issue discount that a holder must include in taxable income.

Sale, Exchange or Retirement of Notes

   A United States holder of a note generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount of cash and the fair market value of any property received for the note and the holder's adjusted tax basis in the note. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the note has been held for more than one year. However, any cash or property received on disposition of a note which is attributable to or taxable as accrued and unpaid interest on the note will be taxable as ordinary income.

Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to interest paid and original issue discount accrued on notes owned by United States holders, other than exempt holders such as corporations, and to proceeds realized by United States holders on dispositions of notes. A 31% backup withholding tax will apply to these amounts only if the United States holder: (a) fails to furnish its Social Security or taxpayer identification number (TIN) within a reasonable time after request; (b) furnishes an incorrect TIN; (c) fails to report properly interest or dividend income; or (d) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld under the backup withholding rules may be refunded or credited against the United States holder's United States federal income tax liability, if the holder furnishes the required information to the Internal Revenue Service.

United States Federal Income Tax Consequences to Non-United States Holders

Interest

   Interest, including original issue discount, which we pay on a note to a non-United States holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the non-United States holder and the non-United States holder: (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (b) is not a controlled foreign corporation to which we are directly or indirectly related for United States tax purposes; and (c) certifies, under penalties of perjury, that the holder is not a United States person and provides the holder's name and address.

   A non-United States holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to a 30% United States federal withholding tax, or lower applicable treaty rate, on payments of interest or accrual of original issue discount on the notes.

   If a non-United States holder is engaged in a trade or business in the United States and interest and original issue discount on the note is effectively connected with the conduct of this trade or business, the non-United States holder, although exempt from the withholding tax discussed above, may be subject to United States federal income tax on the interest in the same manner as if it were a United States holder. In addition, if the non-United States holder is a foreign corporation, it may be subject to a branch profits tax of 30%, or a lower applicable treaty rate, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, the foreign corporation's earnings and profits will include interest on a note.

   Recently finalized regulations, which, subject to transition rules, are effective for payments made after December 31, 2000, provide alternative procedures which a non-United States holder must follow to establish eligibility for a withholding tax reduction or exemption.

   Purchasers of notes that are non-United States holders should consult their own tax advisors regarding the possible applicability of United States withholding and other taxes upon interest income realized and original issue discount accrued in connection with the notes.

Sale, Exchange or Retirement of Notes

   A non-United States holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange, retirement (including redemption) or other disposition of a note unless: (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-United States holder; or (b) in the case of a non-United States holder who is a nonresident alien individual and holds the note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and the holder meets other requirements.

Federal Estate Taxes

   If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased non-United States holder for United States federal estate tax purposes.

Information Reporting and Backup Withholding

   We will, where required, report to the non-United States holders of notes and the Internal Revenue Service the amount of any interest, including original issue discount, paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to these payments.

   Temporary regulations provide that the 31% backup withholding tax and information reporting requirements will not apply to payments of interest and original issue discount to non-United States holders, if the holder has given us the required certification, as described above, or has otherwise established an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-United States holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its files that the holder of the notes is not a United States person, and the broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

   Final regulations, which, subject to transition rules, are effective for payments made after December 31, 2000, alter these regulations in some respects. Among other things, the final regulations provide presumptions under which a non-United States holder will be subject to information reporting and backup withholding at the rate of 31% unless we or our paying agent receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification must be provided: (a) directly by the non-United States holder; (b) in the case of a non-United States holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of the entity; or (c) by qualified financial institutions or other qualified entities on behalf of the non-United States holder.

   Backup withholding is not an additional tax. Any amounts which we or our paying agent withhold under the backup withholding rules may be refunded or credited against the non-United States holder's United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the expiration date of the exchange offer, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the new notes offered in this exchange offer will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by KPMG LLP, independent auditors, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are currently subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. In addition, our filings are available at the SEC's Web site at "http://www.sec.gov." Our common stock is listed on the New York Stock Exchange under the symbol "MXT."

   We have filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above.

   The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  .  our Annual Report on Form 10-K for the year ended December 31, 1998;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  .  our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

  .  our current Report on Form 8-K dated June 22,1999;

  . our Proxy Statement for the Special Meeting of Stockholders held on March 12, 1999, filed with the SEC on February 1, 1999; and

  . our Proxy Statement for the Annual Meeting of Stockholders held on May 11, 1999, filed with the SEC on March 30, 1999.

   We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the exchange offer. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

   You may request a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

                             Metris Companies Inc.
                             600 South Highway 169
                                  Suite 1800
                           St. Louis Park, MN 55426
                                (612) 593-4820
                         Attention: Investor Relations

   To ensure timely delivery of the documents, you should make your request by , 1999.

   Each broker-dealer who receives new notes for its own account in exchange for old notes under the exchange offer, where such old notes were acquired as a result of market-making or other trading activities, must deliver a copy of this prospectus in connection with any resale of such new notes.

                               ----------------

LOGO

                               Offer to Exchange

                                  $150,000,000

                         10 1/8% Senior Notes due 2006
                        for all outstanding unregistered
                         10 1/8% Senior Notes due 2006




                                        , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

   Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   In accordance with the DGCL, the Certificate of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except to the extent provided by the DGCL:

  . for any breach of the director's duty of loyalty to the Company or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

  .  for any transaction from which a director derived an improper benefit.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   The Certificate and the By-Laws of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by applicable law. In addition, the Company maintains insurance policies which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

Item 21.  Exhibits

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Amended and Restated Certificate of Incorporation of the Company. (1)
  3.2    Certificate of Amendment to the Amended and Restated Certificate of
         Incorporation. (2)
  3.3    Amended Certificate of Designation of Series C Perpetual Convertible
         Preferred Stock.(2)
  3.4    Certificate of Designation of Series D Junior Participating
         Convertible Preferred Stock.(3)
  3.5    Amended and Restated By-Laws of the Company. (6)
  4.1*   Indenture, dated as of July 13, 1999, by and among the Company, Metris
         Direct, Inc. and The Bank of New York, including Form of 10 1/8%
         Senior Notes due 2006 and Form of Guarantee.
  4.2*   Exchange and Registration Rights Agreement, dated as of July 13, 1999, by and among the Company, Bear, Stearns & Co. Inc., Chase Securities
         Inc., Salomon Smith Barney Inc. and Barclays Capital Inc., relating to the new notes.
  4.3    Indenture, dated as of November 7, 1997, among the Company, Metris
         Direct Inc. and The First National Bank of Chicago, including Form of
         10% Senior Note due 2004 and Form of Guarantee. (5)
  4.4*   First Supplemental Indenture, dated as of June 25, 1999, among the
         Company, the Guarantors named therein and The First National Bank of
         Chicago.
  5.1*   Opinion of Dorsey & Whitney LLP.
 10.1    Registration Rights Agreement dated as of December 9, 1998 between the
         Company and the investors named therein. (4)
 10.2    Registration Rights Agreement dated as of April 23, 1999 between the
         Company and Rakesh Kaul. (2)
 12.1*   Computation of Ratio of Earnings to Fixed Charges.
 12.2*   Computation of Ratio of Earnings to Fixed Charges and Preferred
         Dividends.
 23.1    Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto).
 23.2*   Consent of KPMG LLP with respect to the financial statements of the
         Company.
 24.1*   Powers of Attorney of Company.
 25.1*   Statement of Eligibility of Trustee on Form T-1 of The Bank of New
         York.
 99.1*   Form of Letter of Transmittal.
 99.2*   Form of Notice of Guaranteed Delivery.
 99.3*   Form of Letter to Registered Holder and/or DTC Participant.
 99.4*   Form of Exchange Agent Agreement.

--------
 * Filed herewith.
(1) Incorporated by reference to Exhibit 3.a. from the Company's Registration Statement on Form S-1 (File No. 333-10831).
(2) Incorporated by reference from the Company's Registration Statement on Form S-3 (File No. 333-82007).
(3) Incorporated by reference to Exhibit 4.3 from the Company's Form 8-K, filed on December 22, 1998.
(4) Incorporated by reference to Exhibit 10.3 from the Company's Form 8-K, filed on December 22, 1998.
(5) Incorporated by reference to Exhibit 4.1 from the Company's Registration Statement on Form S-4 (File No. 333-43771).
(6) Incorporated by reference to Exhibit 3.1 from the Company's Form 10-Q, filed on August 13, 1999.

Item 22.  Undertakings

   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

       Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on September 8, 1999.

                                          METRIS COMPANIES INC.

                                                   /s/ Ronald N. Zebeck
                                          By___________________________________
                                                     Ronald N. Zebeck
                                                President, Chief Executive
                                                   Officer and Director

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                             Title                      Date
             ---------               ---------------------------------- -----------------
        /s/ Ronald N. Zebeck                                            September 8, 1999
------------------------------------
          Ronald N. Zebeck           President, Chief Executive
                                      Officer and Director (Principal
                                      Executive Officer)
      /s/ David D. Wesselink                                            September 8, 1999
------------------------------------
         David D. Wesselink          Executive Vice President, Chief
                                      Financial Officer (Principal
                                      Financial Officer)
         /s/ Jean C. Benson                                             September 8, 1999
------------------------------------
           Jean C. Benson            Senior Vice President, Finance,
                                      Corporate Controller
                                      (Principal Accounting Officer)

------------------------------------
          Theodore Deikel            Chairman of the Board of Directors
                 *                                                      September 8, 1999
------------------------------------
          Dudley C. Mecum            Director
                 *                                                      September 8, 1999
------------------------------------
         Frank D. Trestman           Director
                 *                                                      September 8, 1999
------------------------------------
           Derek V. Smith            Director
                 *                                                      September 8, 1999
------------------------------------
        Lee R. Anderson, Sr.         Director

             Signature                Title         Date
             ---------               -------- -----------------
                 *                            September 8, 1999
------------------------------------
           John A. Cleary            Director

------------------------------------
           Thomas H. Lee             Director

------------------------------------
          David V. Harkins           Director

------------------------------------
           C. Hunter Boll            Director

------------------------------------
         Thomas M. Hagerty           Director

     /s/ Z. Jill Barclift
*By:___________________________
       Z. Jill Barclift
       Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on September 8, 1999.

                                          METRIS DIRECT, INC.

                                                   /s/ Ronald N. Zebeck
                                          By___________________________________
                                                     Ronald N. Zebeck
                                                President, Chief Executive
                                                   Officer and Director

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                            Title                     Date
             ---------               -------------------------------- -----------------
        /s/ Ronald N. Zebeck                                          September 8, 1999
------------------------------------
          Ronald N. Zebeck           President, Chief Executive
                                      Officer and Director (Principal
                                      Executive Officer)
      /s/ David D. Wesselink                                          September 8, 1999
------------------------------------
         David D. Wesselink          Executive Vice President, Chief
                                      Financial Officer (Principal
                                      Financial Officer)
         /s/ Jean C. Benson                                           September 8, 1999
------------------------------------
           Jean C. Benson            Senior Vice President, Finance,
                                      Corporate Controller
                                      (Principal Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Amended and Restated Certificate of Incorporation of the Company. (1)
  3.2    Certificate of Amendment to the Amended and Restated Certificate of
         Incorporation. (2)
  3.3    Amended Certificate of Designation of Series C Perpetual Convertible
         Preferred Stock.(2)
  3.4    Certificate of Designation of Series D Junior Participating
         Convertible Preferred Stock.(3)
  3.5    Amended and Restated By-Laws of the Company. (6)
  4.1*   Indenture, dated as of July 13, 1999, by and among the Company, Metris
         Direct, Inc. and The Bank of New York, including Form of 10 1/8%
         Senior Notes due 2006 and Form of Guarantee.
  4.2*   Exchange and Registration Rights Agreement, dated as of July 13, 1999, by and among the Company, Bear, Stearns & Co. Inc., Chase Securities
         Inc., Salomon Smith Barney Inc. and Barclays Capital Inc., relating to the new notes.
  4.3    Indenture, dated as of November 7, 1997, among the Company, Metris
         Direct Inc. and The First National Bank of Chicago, including Form of
         10% Senior Note due 2004 and Form of Guarantee. (5)
  4.4*   First Supplemental Indenture, dated as of June 25, 1999, among the
         Company, the Guarantors named therein and The First National Bank of
         Chicago.
  5.1*   Opinion of Dorsey & Whitney LLP.
 10.1    Registration Rights Agreement dated as of December 9, 1998 between the
         Company and the investors named therein. (4)
 10.2    Registration Rights Agreement dated as of April 23, 1999 between the
         Company and Rakesh Kaul. (2)
 12.1*   Computation of Ratio of Earnings to Fixed Charges.
 12.2*   Computation of Ratio of Earnings to Fixed Charges and Preferred
         Dividends.
 23.1    Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto).
 23.2*   Consent of KPMG LLP with respect to the financial statements of the
         Company.
 24.1*   Powers of Attorney of Company.
 25.1*   Statement of Eligibility of Trustee on Form T-1 of The Bank of New
         York.
 99.1*   Form of Letter of Transmittal.
 99.2*   Form of Notice of Guaranteed Delivery.
 99.3*   Form of Letter to Registered Holder and/or DTC Participant.
 99.4*   Form of Exchange Agent Agreement.

--------
 * Filed herewith.
(1) Incorporated by reference to Exhibit 3.a. from the Company's Registration Statement on Form S-1 (File No. 333-10831).
(2) Incorporated by reference from the Company's Registration Statement on Form S-3 (File No. 333-82007).
(3) Incorporated by reference to Exhibit 4.3 from the Company's Form 8-K, filed on December 22, 1998.
(4) Incorporated by reference to Exhibit 10.3 from the Company's Form 8-K, filed on December 22, 1998.
(5) Incorporated by reference to Exhibit 4.1 from the Company's Registration Statement on Form S-4 (File No. 333-43771).
(6) Incorporated by reference to Exhibit 3.1 from the Company's Form 10-Q, filed on August 13, 1999.